UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20548

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

VIRTUALSELLERS.COM, INC.

(Exact name of registrant as specified in its charter)

Canada
(State or other jurisdiction of incorporation or organization)

911353658
(I.R.S Employer Identification No.)

Suite 1000 - 120 North LaSalle Street, Chicago, IL, 60602
(Address of principal executive offices and Zip Code)

Agreement in Contemplation of Severance - Dennis Sinclair

(Full title of the plan)

Virtualsellers.com, Inc.
Suite 1000, 120 North LaSalle Street,
Chicago, Illinois 60602
Attention: Chief Executive Officer

(Name and address of agent for service)

(312) 920-9120
(Telephone number, including area code, of agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

Virgil Z. Hlus
Clark, Wilson, Barristers and Solicitors
#800 - 885 West Georgia Street
Vancouver, British Columbia, Canada, V6C 3H1
Telephone: (604) 687-5700

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Shares Without Par Value	2,018,181 common shares(2)	$0.225	$454,091	$108.53
Common Shares Without Par Value	6,000,000 common shares(2)	$0.225	$1,350,000	$322.65

(1) The price is estimated in accordance with Rule 457(h)(1) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee, based on the average of the bid and asked price ($0.22 bid; $0.23 ask) of the common shares as reported on the National Association of Securities Dealers Inc.'s Over the Counter Bulletin Board on January 22, 2002.

(2) Pursuant to an Agreement in Contemplation of Severance between Virtualsellers.com, Inc. and Dennis Sinclair, dated November 9, 2001 (as amended on December 6, 2001), and to become effective after the date of filing of this Form S-8, Dennis Sinclair agreed that he will resign his positions with Virtualsellers.com, Inc. and Virtualsellers.com, Inc. agreed to do the following, among other things:

(a) issue 1,018,181 common shares in the capital of our company to Dennis Sinclair in lieu of any obligation that our company may have to Mr. Sinclair for accrued compensation payable to him through the date of this Form S-8;

(b) issue 1,000,000 common shares in the capital of our company to Dennis Sinclair; and

(c) grant 6,000,000 warrants to Dennis Sinclair, upon the exercise of which Mr. Sinclair may purchase up to 6,000,000 common shares in the capital of our company.

EXPLANATORY NOTE

We prepared this registration statement in accordance with the requirements of Form S-8 under the Securities Act of 1933 to register an aggregate of 8,018,181 shares of our common stock, without par value, 2,018,181 of which have been issued and 6,000,000 of which may be issued upon exercise of certain Share Purchase Warrants that we have granted pursuant to the Agreement in Contemplation of Severance, dated November 13, 2001, as amended, between our company and Dennis Sinclair.

Under cover of this Form S-8 is our reoffer prospectus, prepared in accordance with Part I of Form S-3 under the 1933 Act. This reoffer prospectus has been prepared pursuant to Instruction C of Form S-8, in accordance with the requirements of Part I of Form S-3, and may be used for reofferings and resales on a continuous or delayed basis in the future of up to an aggregate of 8,018,181 "control securities" which will be issued pursuant to the Agreement in Contemplation of Severance, as amended.

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

We will send or give the documents containing the information specified in Part I of Form S-8 to Dennis Sinclair as specified by the Securities and Exchange Commission Rule 428(b)(1) under the 1933 Act. We do not need to file these documents with the Securities and Exchange Commission either as part of this registration statement or as a prospectus or prospectus supplement under Rule 424 of the 1933 Act.

REOFFER PROSPECTUS

The date of this prospectus is the 18th day of January, 2002.

Virtualsellers.com, Inc.
Suite 1000, 120 North LaSalle Street,
Chicago, Illinois 60602
8,018,181 Shares of Common Stock

The 8,018,181 shares of our common stock being registered pursuant to this registration statement are offered by one of our officers and directors, Dennis Sinclair. The common shares issued to Dennis Sinclair may be offered for sale from time to time at market prices prevailing at the time of sale or at negotiated prices, and without payments of any underwriting discounts or commission, except for usual and customary selling commissions paid to brokers or dealers. We will not receive any proceeds from the sale of any of the common shares by Dennis Sinclair. Dennis Sinclair is an officer and director who has acquired the 8,018,181 common shares pursuant to the Agreement in Contemplation of Severance, as amended. We are paying the expenses incurred in registering the common shares.

The 8,018,181 common shares are "control securities" under the Securities Act of 1933 because they will be issued to an affiliate of our company pursuant to an employee benefit plan, namely the Employment Agreement and the Agreement in Contemplation of Severance, as amended. The reoffer prospectus has been prepared for the purpose of registering the common shares under the Securities Act of 1933 to allow for future sales by Dennis Sinclair (the selling shareholder), on a continuous or delayed basis, to the public in accordance with the volume restrictions imposed by Federal Instruction 3(b) of Form S-8. To our knowledge, the selling shareholder has no arrangement with any brokerage firm for the sale of the 8,018,181 common shares. The selling shareholder may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933. Any commissions received by a broker or dealer in connection with the resales of the common shares may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

Our common shares are traded on the National Association of Securities Dealers Over-the Counter Bulletin Board under the symbol VDOT. As of January 22, 2002, the last reported sale price for of our common shares as reported on the National Association of Securities Dealers Inc.'s Over the Counter Bulletin Board on January 22, 2002 was $0.17.

THE COMMON SHARES OFFERED PURSUANT TO THIS REGISTRATION STATEMENT INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" ON PAGE 11 OF THE REOFFER PROSPECTUS. THESE ARE SPECULATIVE SECURITIES.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

TABLE OF CONTENTS

Page

Reoffer Prospectus 5

Available Information 5

Incorporation of Documents by Reference 5

Business of Virtualsellers.com, Inc. 8

Risk Factors 11

Use of Proceeds 13

Selling Shareholder 13

Plan of Distribution 14

Experts 14

Legal Matters 14

Disclosure of Commission Position 14

REOFFER PROSPECTUS

Available Information

You should only rely on the information incorporated by reference or provided in this reoffer prospectus or any supplement. We have not authorized anyone else to provide you with different information. The common shares are not being offered in any state where the offer is not permitted. You should not assume that the information in this reoffer prospectus or any supplement is accurate as of any date other than the date on the front of this reoffer prospectus.

Virtualsellers.com, Inc. files annual, quarterly and special reports, proxy statements, and other information with the Securities and Exchange Commission as is required by the Securities Exchange Act of 1934. You may read and copy any reports, statements or other information we have filed at the SEC's Public Reference Room at 450 Fifth Street N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Rooms. In addition, copies may be obtained (at prescribed rates) at the SEC's Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's Regional offices at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 75 Park Place, Room 1228, New York, New York 10007. Our filings are also available on the Internet at the SEC's website at http:\\www.sec.gov, and from commercial document retrieval services, such as Primark, whose telephone number is 1-800-777-3272.

Incorporation of Documents by Reference

The SEC allows us to "incorporate by reference" information into this reoffer prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this reoffer prospectus, except for any information superseded by information in this reoffer prospectus.

We filed the following documents, which are incorporated into this reoffer prospectus by reference:

1. The description of our shares contained in our registration statement on Form 20-F (SEC document number 91-21193), filed on January 14, 1991, including all amendments and reports for the purpose of updating the description of our shares. Copies of the Form 20-F are available through commercial document retrieval services, such as Primark, whose telephone number is 1-800-777-3272, including all amendments and reports for the purposes of updating such description;

2. Our Form 10-K/A Annual Report, filed on July 17, 2001;

3. Our Form 10-Q Quarterly Report, filed on July 16, 2001;

4. Our Form 10-Q Quarterly Report, filed on October 22, 2001;

5. Our Form 10-Q Quarterly Report, filed on January 14, 2002;

6. Our Form 8-K/A Current Report, filed on October 18, 2001;

7. Our Form 8-K Current Report, filed on August 6, 2001;

8. Our Form 8-K Current Report, filed on July 12, 2001;

9. Our Schedule 14A Proxy Statement (Revised), filed on January 14, 2002; and

10. Our Form 8-K Current Report, filed on April 24, 2001.

In addition to the foregoing, all documents that we subsequently file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment indicating that all of the securities offered pursuant to this reoffer prospectus have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this reoffer prospectus or in any subsequently filed document that is also incorporated by reference in this reoffer prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

WE WILL PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM A COPY OF THIS REOFFER PROSPECTUS IS DELIVERED, UPON ORAL OR WRITTEN REQUEST, A COPY OF ANY OR ALL DOCUMENTS INCORPORATED BY REFERENCE INTO THIS REOFFER PROSPECTUS (EXCLUDING EXHIBITS, UNLESS THE EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO THE INFORMATION THE REOFFER PROSPECTUS INCORPORATES). REQUESTS SHOULD BE DIRECTED TO THE CHIEF EXECUTIVE OFFICER, VIRTUALSELLERS.COM, INC., SUITE 1000, 120 NORTH LASALLE STREET, CHICAGO, ILLINOIS 60602. OUR TELEPHONE NUMBER AT THAT LOCATION IS (312) 920-9120.

You may read and copy any reports, statements or other information we have filed at the SEC's Public Reference Rooms at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Rooms. Our filings are also available on the Internet at the SEC's website at http:\\www.sec.gov, and from commercial document retrieval services, such as Primark, whose telephone number is 1-800-777-3272.

Prospectus Summary

The following summary is qualified in its entirety by the more detailed information and financial statements and notes thereto appearing elsewhere in this reoffer prospectus. Consequently, this summary does not contain all of the information that you should consider before investing in our common stock. You should carefully read the entire prospectus, including the "Risk Factors" section, and the documents and information incorporated by reference into this reoffer prospectus.

Summary of Risk Factors

An investment in our common stock involves a number of risks which should be carefully considered and evaluated. These risks include:

(a) the fact that we have suffered recurring losses from operations and have no established source of income, and that these circumstances raise substantial doubt about our ability to continue as a going concern as described in an explanatory paragraph to our independent auditors' report issued in connection with our financial statements for the years ended February 28, 2001 and 2000;

(b) the fact that we have a limited operating history, have generated only minimal operating revenues, and that future operating revenues will be dependent on the acceptance of our websites, products and services by businesses who want to retail their products and services over the Internet, and by people who are interested in wireless and Internet healthcare; and

(c) the fact that we have grown very rapidly, and our ability to achieve profitability will suffer if we fail to manage our growth effectively. This rapid growth has placed, and will continue to place, a significant strain on our employees, management systems and other resources. We expect our business to continue to grow in terms of headcount , geographic scope, number of customers and the scope of the services we offer, as a result of which, there will additional demands on our employees and on management. The strains imposed by these demands are magnified by our limited operating history.

For a more complete discussion of risk factors relevant to an investment in our common stock see the "Risk Factors" section beginning on page 11 of this reoffer prospectus.

Summary Financial Data

The selected consolidated financial data presented below for the five year period ended February 28, 2001 is derived from our consolidated financial statements which were examined by our independent auditor. The information set forth below should be read in conjunction with our consolidated financial statements, including related notes thereto.

Selected Consolidated Financial Data(1)
(Stated in U.S. Dollars)

Fiscal Year Ended February 29 (28)

	2001	2000	1999	1998	1997
Revenue	2,580,453	704,918	175,563	920,532	28,108,269
Direct Costs	478,497	144,314	Nil	588,316	24,960,670
Selling, general and Administrative	7,443,195	6,050,758	1,668,152	2,201,042	12,672,330
Depreciation	1,398,147	170,341	18,802	5,177	17,991,834
Foreign exchange losses (gain)	30,437	231,440	(52,808)	5,630	-
Loss From Operations	(6,769,823)	(5,891,935)	(1,458,583)	(1,868,373)	(27,516,565)
Other income (expense)	(58,706)	1,198,705	(136,895)	1,048,380	(2,138,087)
Loss before extraordinary items	(6,711,117)	(4,693,230)	(1,595,478)	(819,993)	(29,654,650))
Loss per Share before Extraordinary items	(0.05)	(0.05)	(0.02)	(0.02)	(0.72)
Gain on forgiveness of Debt, an extraordinary item	Nil	Nil	Nil	18,944,298	Nil
Net income (loss)	(6,711,117)	(4,693,230)	(1,595,478)	18,124,298	(29,654,652)
Net income (loss) per share	(0.05)	(0.05)	(0.02)	0.37	(0.72)
Total Assets	6,268,233	2,739,890	217,834	881,104	7,208,689
Long-Term Debt	Nil	Nil	272,861	504,137	Nil
Cash Dividends per Common Share	Nil	Nil	Nil	Nil	Nil

(1) Comparability of results - We operated a long distance telephone communications operation primarily in Canada up to April 7, 1997. We sold all of our operating assets effective April 7, 1997. We settled all our outstanding debt obligations relating to the long distance telephone communications operation and other corporate obligations by agreement with creditors during fiscal 1998. The agreement was reached while under protection from our creditors under the Canadian Companies' Creditors Arrangement Act. We resumed operations in December 1997 with the acquisition of our call center business. Fiscal 1998 includes approximately 1 month of operations from the long-distance telephone communications operation and 3 months of operations from our Call Center. Fiscal 1999 includes a full year's operations from our Call Center. Fiscal 2000 includes a full year's operations from the Call Center, 10.5 months of operations from Virtualsellers.com, our internet sales division, and 8.5 months of operations from CallDirect, our catalogue sales division. Fiscal 2001 includes a full year's operations from our Call Center, Virtualsellers.com and CallDirect and 9 months of operations of Sullivan Park which was acquired effective June 1, 2000.

This reoffer prospectus contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may", "will", "should", "expects", "plans", "anticipates", "believes", "estimates", "predicts", "potential" or "continue" or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled "Risk Factors", that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

As used in this reoffer prospectus, the terms "we", "us", "our", and "Virtualsellers" mean Virtualsellers.com, Inc. and its subsidiaries, unless otherwise indicated.

Business of Virtualsellers.com, Inc.

Call Center Operations

During the quarter, sales at Northstar increased 70% over the same quarter a year ago. In the past, we provided services to a limited number of cable television operators and internet service providers in the United States. We have expanded the scope of our call center operations and now have over 40,000 cable and other subscribers, and handle approximately 50,000 transactions per month and 35,000 calls per month.

E-commerce Operations

Through VirtualSellers.com, we provide a turnkey e-commerce transaction processing service to businesses with existing Internet websites and also develop, maintain and host e-commerce capable websites for businesses without existing websites.

VirtualSellers.com has the capability to build, maintain and host e-commerce capable websites, providing businesses with the ability to develop an online selling presence by reducing time to market, allowing customers to purchase its products or services over the Internet. VirtualSellers.com offers a variety of e-commerce transaction processing services, including integrated online marketing, secure real time on-line order processing and clearing, secure online order billing, payment acceptance and verification and payment collection and shopping cart software.

Through its professional services group, VirtualSellers.com also provides customized Internet design, development, deployment and project management services. VirtualSellers.com begins by conducting a feasibility study which outlines business objectives and defines possible solutions. After selecting the appropriate business solutions, VirtualSellers.com provides system, database, security, backup and recovery design services, as well as detailed system and program specifications. At this point, VirtualSellers.com can develop and document the required solution, including the preparation of user, training and system documentation. VirtualSellers.com then implements the solution, including the installation of hardware and software, training, data conversion and testing.

During the quarter ended November 30, 2001, VirtualSellers.com decided to cease providing e-commerce transaction processing and other e-commerce services as and when any existing contracts expired. Subsequent to the quarter end, we moved our e-commerce operations from Rolling Meadows, Illinois to our Greenwood, Indiana offices. As at the date of this Quarterly Report, all but one of the contracts that require us to provide e-commerce services have expired. In the future, we intend to focus our efforts and resources on our health promotion division.

TAME

VirtualSellers.com uses its proprietary programming software language, TAME, to deliver end-to-end e-commerce solutions. TAME V is now available for Internet Service Providers (ISPs), Web developers and networking programmers. The new version of TAME is a faster, easier, and more powerful version than its predecessors. This high performance, platform independent, server-side programming package is used to produce Web pages, Web-based applications, and e-commerce applications. It serves as the "glue" between many Web-based platforms, languages and legacy systems, including XML and XSL applications, and in the future, Microsoft's .NET.

As a leader in platform independence, TAME V can be deployed on Linux, UNIX or Windows NT. Its distinct advantage lies in reducing the complexity of accessing application programming interfaces (APIs), ODBC and most other file systems. TAME V simplifies how systems and software work together and requires 25 percent less code than Java Script. The smaller code package reduces the amount of space required for files to move through a network, reducing bandwidth usage. Programming in TAME is consistent, requiring less programming time and a lower level programming skill set, resulting in lower labor rates.

With these enhancements to TAME V, lesser-skilled programmers can produce results immediately. If a unique or complex problem arises, an average C programmer can be brought in to identify and solve the problem. The solution can then be given to the script coders for manipulation. TAME software also provides additional core functionality that is easily inserted into the language, allowing script programmers to tackle the application scripting and continue with the creative process to make the application attractive to the end user.

The installation of TAME is very simple, utilizing fully automated standard installation software that is familiar to most Web-servers, allowing for quick installation and configuration of the product. Once installed, no further action is required except, perhaps, when adding any optional application modules.

TAME is based on objects and is extensible, so new objects or functions may be created in C or C++ and will result as an extension of the Web-server as dynamic libraries. This gives the TAME software unlimited flexibility and control. For the most part, the developers may replace or add objects, file routines, database access or any other functions as they see fit, thus avoiding interface problems that invariably arise with other less flexible scripting languages. In addition, any code developed as business rules are now reusable among many applications, providing a greater and quicker return on investment.

TAME has the ability to converse with multiple databases on any platform, using ODBC connectivity. This eliminates the need for custom connections with custom software specific to those connections, so that the requirement to move to another platform is eliminated.

Shopping

Our "Shopping" portal hosts a number of vendors offering a vast selection of products including books, crafts, gifts, jewellery and sports related merchandise. Each vendor offers its own shopping basket so that all transactions are handled individually and independently through a single vendor. Once a shopper has made his or her final selection, the shopper proceeds to the secure checkout and selects a method of payment. The shopper will receive confirmation of the purchase and the product is shipped as promptly as possible. Live customer service representatives are available 24 hours a day, 7 days a week to answer any questions or inquiries.

CallDirect Operations

We also operate as a catalogue reseller of telephone-related equipment, as well as of products such as multimedia, entertainment, travel, security and computer accessories for offices and homes through our subsidiary Preferred Telemanagement Inc., doing business as CallDirect Enterprises. CallDirect is based in Delta, British Columbia, Canada.

Health Promotion Operations

As the first step in developing our health promotion business, we acquired certain assets of MedWired Corporation on April 20, 2001. These assets included the proprietary web portal development and content management software known as Practiceportal, and MedWired's existing client base. The Practiceportal software facilitates communication between physicians and their patients. The Practiceportal software includes drug and consumer health information selected and approved by the physician, secured communications options between physicians and their patients, and limited scheduling options.

Practiceportal provides physicians with an immediate presence on the Internet and, more importantly, with a dynamic, upgradeable platform for integrating patients, practice partners such as healthplans and hospitals, and vendors.

We are continuing to develop a Health & Wellness Portal based on Practiceportal for use by physicians, pharmacies, employers and other group health providers and individual health care consumers in the provision of web-based health and wellness services and products. Our Health and Wellness Portal will eventually consist of modules that can be used individually or in various combinations to offer integrated health care content, including web-based communications and transactions between physicians, pharmacists and patients, and personalized health care profiles and programs.

On June 26, 2001, we acquired Healthscape, Inc.'s proprietary Expert System software (and related intellectual property) for the sum of $245,000, $5,000 of which was paid in cash, with the balance paid in 631,579 shares of our common stock at a fair value of $0.38 per share. The Healthscape Expert System analyzes each user's progress and the user health profile and provides tailored information to help each user meet their unique health goals. The Healthscape Expert System is expandable to include new healthcare related applications and scalable to accommodate a growing user base.

On August 3, 2001, we completed a share exchange and merger between our newly formed and wholly-owned Nevada subsidiary, Healthtrac Corporation, and Healthtrac, Inc. in which we acquired the common and preferred stock of Healthtrac, Inc. at a cost of 13,529,412 common shares in the capital of our company. As part of the merger, we assumed a debt owed to a third party of $892,459.27, which we settled for $500,000, and paid in shares of our common stock at a price per share of $0.265. Also as part of the merger, we obtained a loan for $110,000 at an interest rate of 1% over the Bank of America's prime rate from Queensland Teachers Union Health Fund Limited. The loan is convertible at Queensland's option into shares of our common stock on the date of maturity of the loan at a price that is equal to the price per share equal to the ten-day average closing price for the ten trading day period ending on the repayment date. Queensland also converted approximately $484,763.51 of debt owed by Healthtrac, Inc. to Queensland into shares of our common stock at a price of $0.265. Finally, Queensland further to lend Healthtrac Corporation money, as and when needed over a period of nine months after the closing of the merger, for the purpose of purchasing books for resale to Healthtrac's customers. The acquisition of Healthtrac, Inc. closed on August 3, 2001, although there are a number of post-closing obligations to be complied with, including the issuance of 316,436 of the total of 13,529,412 common shares that we agreed to issue in the exchange, which will be issued upon the submission to us by some of the shareholders of Healthtrac, Inc., of certain paperwork still required of them pursuant to the Share Exchange and Merger Agreement.

The acquisition of Healthtrac provided us with the opportunity to add a health education and wellness channel to our Health and Wellness portal. Healthtrac operates a state-of-the-art, analytical health-assessment program developed by Dr. James F. Fries, a renowned medical researcher and professor at Stanford University. Healthtrac, Inc. was established in 1984 with the mission of improving personal health and reducing employers' cost of providing health-care benefits to employees. By tracking an individual's state of health and health-oriented behaviors, Healthtrac can identify health risks and, through prevention, early detection and prompt treatment, reduce the cost of providing health benefits.

Healthtrac currently has four categories of programs: basic, senior, high-risk for specific conditions, and prenatal care. Each of these programs is designed to assess health status, identify risks, and provide educational interventions that promote positive change. All Healthtrac Programs employ four essential strategies:

- analysis of the participant's health status using health assessment questionnaires;

- development of a personal action plan-tailored to the individual's needs and readiness to change-that is designed to increase self-efficacy and reduce health risks;

- education in wise and appropriate medical care decision-making; and

- ongoing reinforcement of positive health habit changes through periodic health assessment, serial tracking of changes in health status and health risks, and targeted health promotion messages.

Healthtrac's research demonstrates that a few can account for the majority of medical resources-20% of a given population uses 50-80% of the healthcare dollars. Healthtrac's predictive algorithm identifies individuals with higher health risk who are more likely to incur high health costs. By intervening with and educating those at high risk, Healthtrac can prevent or reduce the use of high cost health resources. The high-risk program consists of the following Accent Modules that focus on specific lifestyle risks or chronic health conditions:

Arthritis, Asthma, Back Pain, Diabetes, Combined Lifestyle Risks (poor nutrition, inactivity), Lung and Respiratory Diseases, Heart Disease, High Blood Pressure, Parkinson's Disease, Obesity, Stroke and Stress.

Healthtrac's Customers

Managed Care Organizations and Health Plans

Managed care organizations and health plans are looking for ways to integrate their call centers, care management programs, and/or health education programs with complimentary and state-of-the art programs. Due to the advent of "risk" arrangements for the managed care population and Medicare programs, these complimentary programs need to be cost effective. Managed care organizations and health plans are clear in their objectives to:

- identify high risk members;

- refer members to low cost, high yield interventions and programs such as health education, disease management or case management;

- collect data to track member progress and evaluate program effectiveness; and

- interface with internal areas of the organization or with external vendors.

Employer Groups

Healthtrac has a well-established record of success with major employer clients, particularly those that are self-insured. Health care costs have been reduced among employer groups using the Healthtrac program. Additionally, in today's very competitive employer market, Healthtrac programs are used to retain and recruit employees.

Risk Factors

An investment in our common stock involves a number of very significant risks. You should carefully consider the following risks and uncertainties in addition to other information in this reoffer prospectus in evaluating our company and our business before purchasing shares of our common stock. Our business, operating results and financial condition could be seriously harmed due to any of the following risks. The trading price of the shares of our common stock could decline due to any of these risks, including the following, and you could lose all or part of your investment.

We have suffered recurring losses from operations and have no established source of income, and these circumstances raise substantial doubt about our ability to continue as a going concern as described in an explanatory paragraph to our independent auditors' report issued in connection with our financial statements for the years ended February 28, 2001 and 2000.

We have a limited operating history, have generated only minimal operating revenues, and future operating revenues will be dependent on the acceptance of our websites, products and services by businesses who want to retail their products and services over the Internet, and by people who are interested in wireless and Internet healthcare.

We have grown very rapidly, and our ability to achieve profitability will suffer if we fail to manage our growth effectively. This rapid growth has placed, and will continue to place, a significant strain on our employees, management systems and other resources. We expect our business to continue to grow in terms of headcount , geographic scope, number of customers and the scope of the services we offer, as a result of which, there will additional demands on our employees and on management. The strains imposed by these demands are magnified by our limited operating history.

Specifically, the projections and expectations in connection with the TAME software could be affected by a number of factors, which could have an adverse effect on our ability to generate revenue and on our continued operations. Those factors include acceptance of the TAME software by end users, developers and the computer software community in general, continued use of the Internet and computers as a tool for conducting business and other financial situations. The completion of the licensing program of TAME may be affected by our ability to develop and implement an acceptable license agreement by that time. In addition, the success of TAME will depend on our ability to protect the intellectual property rights associated with TAME. While we have applied for patent protection of TAME, no such protection has yet been obtained or granted. There is no assurance that such registration or protection will be available, and therefore we may have little or no protection for our intellectual property assets, comprising a significant asset.

Our TAME software and our other intellectual property are important to our continued operations and success. Our efforts to protect this intellectual property may not be adequate. Unauthorized parties may infringe upon or misappropriate our TAME software. In the future, litigation may be necessary to protect and enforce our intellectual property rights or to determine the validity and scope of our intellectual property, which could be time consuming and costly. We could also be subject to intellectual property infringement claims as the numbers of competitors grows. These claims, even if not meritorious, could be expensive and divert our attention from our continued operations. If we become liable to any third parties for such claims, we could be required to pay a substantial damage award or to develop comparable non-infringing intellectual property and systems.

The markets in which we compete are characterized by rapidly changing technology, evolving technological standards in the industry, frequent new websites, services and products and changing consumer demands. Our future success will depend on our ability to adapt to these changes and to continuously improve the performance, features and reliability of our service as compared to competitive services and products, and to the evolving demands of the marketplace, which we may not be able to do. In addition, the widespread adoption of new Internet, networking or telecommunications technologies or other technological changes could necessitate substantial expenditures to modify or adapt our services or infrastructure, which might impact our ability to become or remain profitable.

We anticipate that it will be necessary to continue to invest in and develop the TAME software on a timely basis to maintain our competitiveness. Significant capital expenditures may be required to keep our technology up to date. Investments in technology and future investments in upgrades and enhancements to software may not necessarily maintain our competitiveness. Our business is highly dependent upon our computer and software systems, and the temporary or permanent loss of such equipment or systems, through casualty, operating malfunction or otherwise, could have a materially adverse effect upon us.

In connection with the continued expansion and success of the operations of VirtualSellers.com, there are a number of factors which could have an adverse effect on our ability to generate revenue and continue such operations. Continued use of the Internet as a way of carrying on business is crucial to the continued success of VirtualSellers.com. Our success is dependent upon achieving significant market acceptance of our website, products and services by businesses who want to retail their products and services over the Internet. We cannot guarantee that such businesses will accept VirtualSellers.com, or even the Internet, as a replacement for traditional methods of retailing their products and services. Market acceptance of VirtualSellers.com depends upon continued growth in the use of the Internet generally and, in particular, as a method of businesses selling and retailing their products. The Internet may not prove to be a viable channel for these services because of inadequate development of necessary infrastructure, such as reliable network backbones or complimentary services, such as high-speed modems and security procedures for the transmission of confidential and private information, the implementation of competitive technologies, government regulation or other reasons. Failure to achieve and maintain market acceptance of VirtualSellers.com would seriously harm our business.

The revenues expected to be generated by the operation of the CallCenter and CallDirect could be affected by a number of factors, which could have an adverse effect on our ability to generate revenue and on our continued operations. Those factors include: any changes in the demands for the services offered by the Call Center or the products offered by CallDirect, the loss of any significant clients of either the Call Center or CallDirect, increased competition in either of these industries, any problems encountered with the Call Center's sophisticated and specialized telecommunications, network and computer technology.

The projections and expectations in connection with our recent acquisitions of each of Healthscape, Inc. and Healthtrac, Inc., and the continued development of our Health and Wellness portal that we anticipate will set a precedent for wireless and Internet healthcare, could be affected by a number of factors which could have an adverse effect on our ability to successfully build and generate revenues from our proposed Health and Wellness portal. Those factors include, but are not limited to, risks and uncertainties relating to unforeseen difficulties in merging and integrating the businesses and technologies of each of Healthtrac, Inc., Healthscape, Inc. and Medwired Corporation, the emergence of companies with competing or superior health and wellness portals and healthcare related software, insufficient demand and market acceptance of VirtualSellers.com's Health and Wellness portal if and when such portal is completed, unforseen changes in governmental regulations and laws governing the use and dissemination of healthcare related information, developing or adapting the TAME software for use in the healthcare marketplace, unforeseen changes in the software and hardware technology used in connection with the Internet, mobile web-services and web-based computing, unforeseen claims in connection with our intellectual property rights in connection with TAME or any other software, continued development and maintenance of the infrastructure required for the Internet, continued and expanded use of the Internet as a basis for commerce, communication and computing, and the overall success of our company and our subsidiaries in general.

Our success is dependent upon achieving significant market acceptance of our products and services by physicians, healthcare professionals and, once we have adapted the Healthtrac products for use on the Internet, Internet consumers. We cannot guarantee that medical professionals or internet consumers will accept Healthtrac, or even the Internet, as a replacement for traditional sources of healthcare information. Market acceptance of depends upon continued growth in the use of the Internet generally and, in particular, as a source of healthcare information services for medical professionals and consumers. The Internet may not prove to be a viable channel for these services because of inadequate development of necessary infrastructure, such as reliable network backbones, or complimentary services, such as high-speed modems and security procedures for the transmission of confidential and private healthcare information, the implementation of competitive technologies, government regulation or other reasons. Failure to achieve and maintain market acceptance would seriously harm our business.

We will compete with other companies providing or maintaining online services or websites targeted to doctors and the healthcare industry, companies providing or maintaining online general healthcare information and related services, companies providing or maintaining public sector and non-profit websites that contain healthcare information and services, companies providing or maintaining websearch services particularly geared to medical and healthcare websites, and publishers and distributors of traditional media targeted to doctors and the healthcare industry. Competition for users, members and advertisers, as well as general competition in the electronic commerce market, is intense and is expected to increase significantly.

Use of Proceeds

We will not receive any proceeds from the sale of any of the 8,018,181 common shares by Dennis Sinclair.

Selling Shareholder

The following table identifies the selling shareholder and indicates (i) the nature of any material relationship that such selling shareholder has had with us for the past three years, (ii) the number of shares held by the selling shareholder, (iii) the amount to be offered for the selling shareholder's account, and (iv) the number of shares and percentage of outstanding shares of the common shares in our capital to be owned by the selling shareholder after the sale of the shares offered by the selling shareholder pursuant to this offering. The selling shareholder is not obligated to sell the shares offered in this reoffer prospectus and may choose not to sell any of the shares or only a part of the shares. SEC rules require that we assume that the selling shareholder sells all of the shares offered with this reoffer prospectus.

Under the Securities Exchange Act of 1934, any person engaged in a distribution of the shares offered by this reoffer prospectus may not simultaneously engage in market making activities with respect to our common shares during the applicable "cooling off" periods prior to the commencement of such distribution. In addition, and without limiting the foregoing, the selling shareholder will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of the shares by the selling shareholder. As of December 31, 2001, there were 177,877,554 common shares in our capital issued and outstanding.

Dennis Sinclair
Relationship with Our Company:	President and CEO (since September 30, 1997) and a director (since November 14, 1996)
Shares Beneficially Owned Prior to Offering:	14,398,181 common shares
Percentage Beneficially Owned Prior to Offering:	8.7%
Shares to be Sold:	8,018,181 common shares
Shares Beneficially Owned After Offering:	6,380,000 common shares
Percentage Beneficially Owned After Offering:	3.8%

THE INFORMATION PROVIDED IN THE TABLE ABOVE WITH RESPECT TO THE SELLING SHAREHOLDER HAS BEEN OBTAINED FROM THE SELLING SHAREHOLDER. BECAUSE THE SELLING SHAREHOLDER MAY SELL ALL OR SOME PORTION OF THE SHARES OF COMMON STOCK BENEFICIALLY OWNED BY HIM, ONLY AN ESTIMATE (ASSUMING THE SELLING SHAREHOLDER SELLS ALL OF THE SHARES OFFERED HEREBY) CAN BE GIVEN AS TO THE NUMBER OF SHARES OF COMMON STOCK THAT WILL BE BENEFICIALLY OWNED BY THE SELLING SHAREHOLDER AFTER THIS OFFERING. IN ADDITION, THE SELLING SHAREHOLDER MAY HAVE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF, OR MAY SELL, TRANSFER OR OTHERWISE DISPOSE OF, AT ANY TIME OR FROM TIME TO TIME SINCE THE DATE ON WHICH HE PROVIDED THE INFORMATION REGARDING THE SHARES OF COMMON STOCK BENEFICIALLY OWNED BY HIM, ALL OR A PORTION OF THE SHARES OF COMMON STOCK BENEFICIALLY OWNED BY HIM IN TRANSACTIONS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933.

Plan of Distribution

The selling shareholder may sell the 8,018,181 common shares for value from time to time under this reoffer prospectus in one or more transactions on the Over the Counter Bulletin Board, in negotiated transactions or in a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices otherwise negotiated. The selling shareholder may effect such transactions by selling the shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the respective selling shareholder and/or the purchasers of the shares for whom such broker-dealers may act as agent (which compensation may be less than or in excess of customary commissions).

The selling shareholder and any broker-dealers that participate in the distribution of the shares may be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act of 1933, and any commissions received by them and any profit on the resale of the shares sold by them may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. All selling and other expenses incurred by the selling shareholder will be borne by the selling shareholder.

In addition to any shares sold hereunder, the selling shareholder may, at the same time, sell any shares of common shares, including the shares, owned by him in compliance with all of the requirements of Rule 144, regardless of whether such shares are covered by this reoffer prospectus.

There is no assurance that the selling shareholder will sell all or any portion of the shares offered.

We will pay all expenses in connection with this offering and, apart from receipt of the exercise price on the related options, we will not receive any proceeds from sales of any shares by the selling shareholder.

Experts

Our consolidated financial statements (filed with our Form 10-K/A on July 17, 2001) have been incorporated by reference into this reoffer prospectus in reliance upon the report of KPMG LLP, independent accountants, also incorporated into this reoffer prospectus by reference, and the authority of said firm, as experts in accounting and auditing. The audit report covering the February 28, 2001 consolidated financial statements contains an explanatory paragraph that states that our company has suffered recurring losses from operations that raise substantial doubt about our ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

Legal Matters

The validity of the common shares offered by this reoffer prospectus will be passed upon for us and the selling shareholder by Clark, Wilson, Vancouver, British Columbia, Canada.

Disclosure of Commission Position on Indemnification For Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling our business pursuant to the provision in the section entitled "Indemnification of Directors and Officers" (see below), we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

  Incorporation of Documents by Reference.

  The SEC allows us to "incorporate by reference" information into this registration statement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this registration statement, except for any information superseded by information in this registration statement.

  We filed the following documents, which are incorporated into this registration statement by reference:

  1. The description of our shares contained in our registration statement on Form 20-F (SEC document number 91-21193), filed on January 14, 1991, including all amendments and reports for the purpose of updating the description of our shares. Copies of the Form 20-F are available through commercial document retrieval services, such as Primark, whose telephone number is 1-800-777-3272, including all amendments and reports for the pursposes of updating such description;

  2. Our Form 10-K/A Annual Report, filed on July 17, 2001;

  3. Our Form 10-Q Quarterly Report, filed on July 16, 2001;

  4. Our Form 10-Q Quarterly Report, filed on October 22, 2001;

  5. Our Form 10-Q Quarterly Report, filed on January 14, 2002;

  6. Our Form 8-K/A Current Report, filed on October 18, 2001;

  7. Our Form 8-K Current Report, filed on August 6, 2001;

  8. Our Form 8-K Current Report, filed on July 12, 2001;

  9. Our Schedule 14A Proxy Statement (Revised), filed on January 14, 2002; and

  10. Our Form 8-K Current Report, filed on April 24, 2001.

  In addition to the foregoing, all documents that we subsequently file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment indicating that all of the securities offered pursuant to this reoffer prospectus have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this reoffer prospectus or in any subsequently filed document that is also incorporated by reference in this reoffer prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

  WE WILL PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM A COPY OF THIS REOFFER PROSPECTUS IS DELIVERED, UPON ORAL OR WRITTEN REQUEST, A COPY OF ANY OR ALL DOCUMENTS INCORPORATED BY REFERENCE INTO THIS REOFFER PROSPECTUS (EXCLUDING EXHIBITS, UNLESS THE EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO THE INFORMATION THE REOFFER PROSPECTUS INCORPORATES). REQUESTS SHOULD BE DIRECTED TO THE CHIEF EXECUTIVE OFFICER, VIRTUALSELLERS.COM, INC. SUITE 1000, 120 NORTH LASALLE STREET, CHICAGO, ILLINOIS 60602. OUR TELEPHONE NUMBER AT THAT LOCATION IS (312) 920-9120.

  You may read and copy any reports, statements or other information we have filed at the SEC's Public Reference Rooms at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Rooms. Our filings are also available on the Internet at the SEC's website at http:\\www.sec.gov, and from commercial document retrieval services, such as Primark, whose telephone number is 1-800-777-3272.

  Description of Securities.

  Not applicable.

  Interests of Named Experts and Counsel.

  Not applicable.

  Indemnification of Directors and Officers.

  Section 124 of the Canadian Business Corporations Act provides as follows with respect to the indemnification of directors and officers:

  (1) Except in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favour, a corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or a person who acts or acted at the corporation's request as a director or officer of a body corporate of which the corporation is or was a shareholder or creditor, and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of such corporation or body corporate, if:

  (a) he acted honestly and in good faith with a view to the best interests of the corporation; and

  (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

  (2) A corporation may with the approval of a court indemnify a person referred to in subsection (1) in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favour, to which he is made a party by reason of being or having been a director or an officer of the corporation or body corporate, against all costs, charges and expenses reasonably incurred by him in connection with such action if he fulfils the conditions set out in paragraphs (1)(a) and (b).

  (3) Notwithstanding anything in this section, a person referred to in subsection (1) is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by him in connection with the defence of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the corporation or body corporate, if the person seeking indemnity:

  (a) was substantially successful on the merits in his defence of the action or proceeding; and

  (b) fulfils the conditions set out in paragraphs (1)(a) and (b).

  (4) A corporation may purchase and maintain insurance for the benefit of any person referred to in subsection (1) against any liability incurred by him:

  (a) in his capacity as a director or officer of the corporation, except where the liability relates to his failure to act honestly and in good faith with a view to the best interests of the corporation; or

  (b) in his capacity as a director or officer of another body corporate where he acts or acted in that capacity at the corporation's request, except where the liability relates to his failure to act honestly and in good faith with a view to the best interests of the body corporate.

  (5) A corporation or a person referred to in subsection (1) may apply to a court for an order approving an indemnity under this section and the court may so order and make any further order it thinks fit.

  (6) An applicant under subsection (5) shall give the Director notice of the application and the Director is entitled to appear and be heard in person or by counsel.

  (7) On an application under subsection (5), the court may order notice to be given to any interested person and such person is entitled to appear and be heard in person or by counsel.

  Our Company's By-Laws

  Section 8.01 of Part VIII of our by-laws contains provisions to limit the liability of directors and officers for the acts, receipts, neglects or defaults of other directors, officers or employees, or for joining in any receipt or other act for conformity, or for any loss, damage or expense happening to our company through the insufficiency or deficiency of title of any property acquired for or on behalf of our company, or for the insufficiency or deficiency of any security in or upon which any of the moneys of our company shall be invested, or for any loss or damage arising from the bankruptcy, insolvency or tortious acts of any person with whom any of the moneys, securities or effects of our company shall be deposited, or for any loss occasioned by an error or judgment or oversight on the part of any officer or director, or for any other loss, damage or misfortune whatever which shall happen in the execution of the duties of such directors of officers or in relation thereto; provided that nothing herein shall relieve any director or officer from the duty to act in accordance with the Canadian Business Corporations Act or from liability for any breach thereof.

  Section 8.02 of Part VIII of our by-laws contains provisions entitling our directors and officers to indemnification from all costs, charges, expenses, including any amount paid to settle an action or satisfy a judgment reasonably incurred by such officer or director with respect to any civil, criminal or administrative action or proceeding to which such officer or director is made a party by reason of being or having been an officer or director of our company, provided that: (a) such director or officer acted honestly and in good faith with a view to our best interests; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, such director or officer had reasonable grounds for believing that his/her conduct was lawful. We have also agreed to indemnify such officers and directors in other circumstances as the Canadian Business Corporations Act permits or requires. In addition, our by-laws allow for insurance for the benefit of our officers and directors against such liabilities and in such amounts as the Board may determine. Such provisions do not eliminate the personal liability of our directors and officers for monetary damages as a result of a breach of fiduciary duty or for any actions or omissions which were not done in good faith.

  Exemption from Registration Claimed.

  On November 9, 2001, we entered into a Agreement in Contemplation of Severance (as amended on December 6, 2001) with Dennis Sinclair, pursuant to which Dennis Sinclair agreed to resign his positions with Virtualsellers.com, Inc., and Virtualsellers.com, Inc. agreed to do the following, among other things:

  (a) issue 1,018,181 common shares in the capital of our company to Dennis Sinclair in lieu of any obligation that our company may have to Mr. Sinclair for accrued compensation payable to him through the date of this Form S-8;

  (b) issue 1,000,000 common shares in the capital of our company to Dennis Sinclair; and

  (c) grant 6,000,000 warrants to Dennis Sinclair, upon the exercise of which Mr. Sinclair may purchase up to 6,000,000 common shares in the capital of our company.

  The transactions contemplated by the Agreement in Contemplation of Severance, as amended, were private in nature and we had reasonable grounds to believe that Dennis Sinclair was an accredited investor, capable of evaluating the merits and risks of his investment, bearing the economic risks of the investment and acquired the shares for investment purposes. All of the shares issuable to Mr. Sinclair will be issued in reliance upon Sections 4(2) and 4(6) and Rule 506 of Regulation D of the Securities Act of 1933.

  Exhibits.

5 Opinion of Clark, Wilson

10.1 Agreement in Contemplation of Severance between Virtualsellers.com, Inc. and Dennis Sinclair, dated, November 9, 2001

10.2 Amending Agreement between Virtualsellers.com, Inc. and Dennis Sinclair, dated December 6, 2001

23.1 Consent of Clark, Wilson (included in Exhibit 5)

23.2 Consent of Independent Auditor (KPMG LLP)

24 Power of Attorney (included in signature page)

Item 9. Undertakings.

(a) We hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by our company pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) We hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of our annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and persons controlling our company pursuant to the foregoing provisions, or otherwise, has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by our company of expenses incurred or paid by a director, officer or controlling person of our company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on January 18, 2002.

VIRTUALSELLERS.COM, INC.

By: /s/ Dennis Sinclair
 Dennis Sinclair, President, CEO and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person who signature appears below constitutes and appoints Dennis Sinclair as his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or of their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signatures/Date

/s/ Dennis Sinclair
Dennis Sinclair, President, CEO and Director
January 18, 2002

/s/ Raymond Mol
Raymond Mol, Director
January 18, 2002

/s/ Mel Baillie
Mel Baillie, Director
January 18, 2002

/s/ Pierre Prefontaine
Pierre Prefontaine, Director
January 18, 2002

/s Paul Lee
Dr. Paul Lee, Director
January 18, 2002

Exhibits Required by Item 601 of Regulation S-B

Exhibit
Number Description

5 Opinion of Clark, Wilson

10.1 Agreement in Contemplation of Severance between Virtualsellers.com, Inc. and Dennis Sinclair, dated November 9, 2001

10.2 Amending Agreement between Virtualsellers.com, Inc. and Dennis Sinclair, dated December 6, 2001

23.1 Consent of Clark, Wilson (included in Exhibit 5)

23.2 Consent of Independent Auditor (KPMG LLP)

24 Power of Attorney (included in signature page)